UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report (Date of Earliest Event Reported):

June 13, 2011

MONRO MUFFLER BRAKE, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York		14615
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (585) 647-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 13, 2011, Monro Muffler Brake, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), with RBS Citizens, N.A.; Bank of America, N.A.; JPMorgan Chase Bank, N.A.; Branch Banking and Trust Company; HSBC Bank USA, National Association; KeyBank National Association and First Niagara Bank, N.A. The Credit Agreement amends and restates, in its entirety, that certain Credit Agreement dated as of July 13, 2005 and amended from time to time, by and among the Company and certain lenders party thereto (the “2005 Credit Agreement”). The Credit Agreement has a five (5) year term. Pursuant to the terms of the Credit Agreement the Company’s borrowing capacity has increased by $11.8 million to $175 million. The Credit Agreement also provides an “accordion feature” permitting the Company to request an increase in availability of up to an additional $75 million. Based upon the Company’s current performance, borrowings will bear interest at LIBOR plus 100 basis points. The terms of the Credit Agreement remove a net worth financial covenant, permit the payment of cash dividends not to exceed 50% of the prior year’s net income and increase and liberalize certain thresholds. Other terms of the Credit Agreement are generally consistent with the 2005 Credit Agreement. A copy of the Credit Agreement is attached to this current report as Exhibit 10.11 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	The following is a list of exhibits furnished with this Current Report on Form 8-K:

Exhibit No.	Description

10.11	Amended and Restated Credit Agreement, dated as of June 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO MUFFLER BRAKE, INC.
(Registrant)

June 16, 2011	By:	/s/ Catherine D’Amico
Catherine D’Amico
Executive Vice President – Finance